EXHIBIT 12.1
CAMDEN PROPERTY TRUST
STATEMENT REGARDING COMPUTATION OF RATIOS
FOR THE FIVE YEARS ENDED DECEMBER 31
(in thousands, except for ratio amounts)

	2008(1)	2007(2)	2006(3)	2005(4)	2004(5)
EARNINGS BEFORE FIXED CHARGES:
Income (loss) from continuing operations before income taxes	$(12,862)	$44,773	$119,953	$147,022	$18,815
Less: Income allocated to minority interests	(11,052)	(11,729)	(22,685)	(9,124)	(13,519)
Less: Equity in income (loss) of joint ventures	(1,265)	1,526	5,156	10,049	356

	(545)	54,976	137,482	146,097	31,978
Add: Distributed income of joint ventures	5,392	5,406	—	—	1,390
Less: Interest capitalized	17,718	22,622	20,627	17,513	9,332
Less: Preferred distribution of subsidiaries	7,000	7,000	7,000	7,028	10,461

Total earnings before fixed charges	(19,871)	30,760	109,855	121,556	13,575

FIXED CHARGES:
Interest expense	132,399	115,753	117,348	110,672	76,801
Interest capitalized	17,718	22,622	20,627	17,513	9,332
Accretion of discount	571	590	694	687	609
Loan amortization	2,958	3,661	3,782	3,712	2,681
Interest portion of rental expense	928	912	864	823	668
Preferred distribution of subsidiaries	7,000	7,000	7,000	7,028	10,461

Total fixed charges	161,574	150,538	150,315	140,435	100,552

Total earnings and fixed charges	$141,703	$181,298	$260,170	$261,991	$114,127

RATIO OF EARNINGS TO FIXED CHARGES	0.88	1.20	1.73	1.87	1.14

(1)	Earnings include a $51,323 impact related to impairment loss on land, a $13,566 impact related to gain on early retirement of debt, and a $2,929 impact related to gain on sale of properties, including land. Excluding this impact, the ratio would be 1.09.

(2)	Earnings include a $1,447 impact related to impairment loss on land. Excluding this impact, the ratio would be 1.21.

(3)	Earnings include a $97,452 impact related to gain on sale of properties, including land. Excluding this impact, the ratio would be 1.08.

(4)	Earnings include a $132,914 impact related to gain on sale of properties, including land. Excluding this impact, the ratio would be 0.92.

(5)	Earnings include a $1,642 impact related to gain on sale of properties, including land. Excluding this impact, the ratio would be 1.12.

INTEREST COVERAGE RATIO
Total revenues	$604,476	$613,321	$596,559	$536,608	$375,058
Total expenses	(570,193)	(556,898)	(556,529)	(523,086)	(344,722)
Income from discontinued operations	4,480	13,214	15,927	16,845	16,265
Add: Depreciation and amortization	174,772	160,958	152,988	159,325	88,145
Add: Depreciation of discontinued operations	2,762	6,953	10,685	15,668	20,735
Add: Interest expense	132,399	115,753	117,348	110,672	76,801
Add: Interest expense of discontinued operations	466	1,000	996	876	2,413

Total	$349,162	$354,301	$337,974	$316,908	$234,695

Total interest expense	$132,865	$116,753	$118,344	$111,548	$79,214

INTEREST COVERAGE RATIO	2.6	3.0	2.9	2.8	3.0